Exhibit 23.4

August 7, 2026

To: Zensitive Holding Group (the “Company”)

Unit B1, 27/F, NCB Innovation Centre,

No. 888 Lai Chi KokRoad, Kowloon

Hong Kongw

Dear Sirs/Madams,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this consent letter, the PRC excludes the Hong Kong Special Administrative Region, the Macau Special Administrative Region, and Taiwan).

We are acting as the PRC legal counsel for the Company in connection with (a) the proposed initial public offering (the “Offering”) of Class A Ordinary Shares by the Company as set forth in the Company’s registration statement on Form F-l, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the United State Securities and Exchange Commission (the “SEC”) in relation to the Offering, and (b) the proposed listing and trading of the Company’s Class A Ordinary Shares on the National Association of Securities Dealers Automated Quotation Capital Market .

We hereby consent to the use and reference of our opinion in relation to certain PRC legal matters dated August 7, 2026 and the use and reference of this consent letter in the Registration Statement on Form F-1 of the Company, which appear as exhibits to the Registration Statement, and their filing to the SEC.

We also consent to the reference to our name as PRC legal counsel of the Company in the Registration Statement..

In giving this consent letter, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

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Signature Page of Consent Letter

Yours faithfully,

/s/ Jingtian & Gongcheng
Jingtian & Gongcheng

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